[PRUDENTIAL LOGO]            [PRUDENTIAL LETTERHEAD]

                                                                 EXHIBIT (4)
     Annuitant(s)  JOHN DOE
                   MARY DOE                         XXXXXXXX Contract Number
     Annuity Date  DECEMBER 1, 2051         DECEMBER 1, 1996 Contract Date

           Agency  R-NK 1                                 APPROVED
                                                     STATE OF NEW YORK
                                                        FEB 13, 1997

===============================================================================
                                                       [/s/  Illegible]
                                             Acting Superintendent of Insurance


This is an annuity contract. Subject to the provisions of the contract, and in consideration of any purchase payment you make and we accept, we will make annuity payments starting on the Annuity Date we show above.

Please read the contract carefully; it is a legal contract between you and Pruco Life Insurance Company. Expense charges applicable to the contract are shown on a Contract Data page. If you have a question about the contract, or a claim, see one of our representatives or get in touch with one of our offices.

BENEFITS AND VALUES UNDER THIS CONTRACT MAY BE ON A VARIABLE BASIS. AMOUNTS DIRECTED INTO ONE OR MORE OF THE VARIABLE INVESTMENT OPTIONS WILL REFLECT THE INVESTMENT EXPERIENCE OF THOSE INVESTMENT OPTIONS. THEY ARE SUBJECT TO CHANGE BOTH UP AND DOWN AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. AMOUNTS DIRECTED INTO THE MARKET-VALUE-ADJUSTMENT OPTIONS(S) MAY BE ADJUSTED UPWARD OR DOWNWARD BY THE APPLICATION OF A MARKET-VALUE-ADJUSTMENT FORMULA. SEE THE MARKET-VALUE ADJUSTMENT (MVA) PROVISION FOR A DESCRIPTION OF THE FORMULA. VALUES ARE AVAILABLE WITHOUT AN ADJUSTMENT DURING THE 30-DAY PERIOD AFTER THE INTEREST CALL'S MATURITY.

10 DAY RIGHT TO CANCEL CONTRACT. -- If you return this contract to us not later than 10 days after you receive it, we will return the cash value, after market-value-adjustment, plus any charges that have been made against the contract fund or the variable investment portfolios and any changes made from gross considerations. All you have to do is take it or mail it to one of our offices or to the representative who sold it to you.

Signed for Pruco Life Insurance Company of New Jersey a New Jersey Corporation

           SPECIMEN           SPECIMEN            SPECIMEN

           [/s/  Illegible]            [/s/  Illegible]

VARIABLE ANNUITY CONTRACT WITH FLEXIBLE PURCHASE PAYMENTS. ANNUITY PAYMENTS STARTING ON ANNUITY DATE. BENEFIT PAYABLE AS STATED UPON DEATH BEFORE ANNUITY DATE. CONTRACT VALUES REFLECT INVESTMENT RESULTS. MARKET-VALUE-ADJUSTMENT OPTION(S) SUBJECT TO MARKET-VALUE ADJUSTMENTS. ELIGIBLE FOR ANNUAL DIVIDENDS AS STATED UNDER PARTICIPATION.

===============================================================================
VFM-96-NY

                              GUIDE TO CONTENTS

                                                                            PAGE

CONTRACT DATA...............................................................  3
  Basic Contract Data, Including Individuals Covered by the Contract,
  Contract Minimums, Charges, Available Investment Options, and
  Initial Allocations

DEFINITIONS.................................................................  5

PURCHASE PAYMENTS...........................................................  5
  When Permitted; Invested Purchase Payments; Allocations

INTEREST-RATE INVESTMENT OPTIONS............................................  6
  Options Available; Interest Rates; Interest Cell

VARIABLE INVESTMENT OPTIONS.................................................  7
  Variable Separate Account; Separate Account Investments; Variable
  Investment Options

CONTRACT FUND...............................................................  7

MARKET-VALUE ADJUSTMENT (MVA)...............................................  8
  Market-Value Adjustment (MVA); Market-Value Factor; Effect of Market-Value Adjustment

TRANSFERS...................................................................  9

WITHDRAWALS................................................................. 10
  Amount Available for Withdrawal; Withdrawal Charges; Allocation of Withdrawals; Charge-Free Amounts

BENEFICIARY................................................................. 11

DEATH OF ANNUITANT BEFORE ANNUITY DATE...................................... 12

DEATH OF ANNUITANT ON OR AFTER ANNUITY DATE................................. 12

PAYOUT PROVISIONS........................................................... 13
  Choosing an Option; Options Described; Other Payout Options; When No
  Option Chosen; Interest Rate; Withdrawal Charges

ANNUITY SETTLEMENT TABLES................................................... 14
  Amounts Payable

GENERAL PROVISIONS.......................................................... 15
  Quarterly Report; The Contract; Contract Modifications; Change of Annuity Date; Ownership and Control; Currency; Misstatement of Age or Sex; Incontestability; Proof of Life or Death; Assignment; Deferring Payment; Changes; Participation (Dividends)



(VFM--96)                          Page 2

                                                        CONTRACT NUMBER XXXXXXXX

                                 CONTRACT DATA

Annuitant(s)

     First Annuitant
          JOHN DOE            Male           35

     Co-Annuitant
          MARY DOE            Female         35

================================================================================

BASIC CONTRACT INFORMATION

  Contract Number     XXXXXXXX
  Contract Date       December 1, 1996
  Annuity Date        December 1, 2051
  Beneficiary         Class 1  Robert Doe, SON
                      Class 2  Susan Smith, SISTER

================================================================================

PURCHASE PAYMENTS

  The purchase payment paid on the Contract Date is $10,000.00.

  The minimum initial purchase payment is $10,000.00.
  The minimum subsequent purchase payment is $1,000.00.

================================================================================

OTHER MINIMUMS

  The minimum withdrawal amount is $500.00.

  The Minimum Interest Crediting Rate on the Interest-Rate Investment Option is 3%.

================================================================================

EXPENSE CHARGES

  The expense charges deducted from the contract fund (see the Contract Fund provision for a complete description of the fund and how it increases and decreases) are:

                      CONTRACT DATA CONTINUED ON NEXT PAGE




(VFM--96)                            Page 3

                                                       CONTRACT NUMBER XXXXXXXXX

                            CONTRACT DATA CONTINUED

Daily Mortality and Expense Risk Charge - the maximum daily charge is .00340349%, which is equivalent to an annual rate of 1.25%.

Daily Administrative Charge - the maximum daily charge is .00041065%, which is equivalent to an annual rate of .15%.

Annual Administrative Charge - the charge is $30.00. It is deducted on the Contract Anniversary and when a surrender (i.e., full withdrawal) of the contract occurs, if the contract fund at the time is then less than $50,000.00.

--------------------------------------------------------------------------------
TRANSACTION CHARGE

     The transaction charge for each transfer after the first 12 in a contract year is $25.00. We reserve the right to limit the number of transfers in order to comply with federal, state or local law.
--------------------------------------------------------------------------------

WITHDRAWAL CHARGE

     The withdrawal charge (see the Withdrawals provision for a full discussion of how this charge is applied) is a percentage of the amount withdrawn that is subject to the charge, and depends on the Contract Year in which the withdrawal is made.

               Year of Withdrawal            Withdrawal Charge
               ------------------            -----------------
                      1                              7%
                      2                              6%
                      3                              5%
                      4                              4%
                      5                              3%
                      6                              2%
                      7                              1%
                      8 and later                    0%

                                          CONTRACT DATA CONTINUED (ON NEXT PAGE)

                                    Page 3A
(VFM-96)

                                                        CONTRACT NUMBER XXXXXXXX

                            CONTRACT DATA CONTINUED

_______________________________________________________________________________

INVESTMENT OPTIONS

INTEREST-RATE INVESTMENT OPTIONS

  As of the contract date, two interest-rate investment options are available, a one-year fixed-interest-rate option (the Fixed-Rate option) and a seven year market-value-adjustment option (the MVA option). Interest is credited at declared rates to amounts held in each of these options. For the MVA option, if money is withdrawn prior to the end of the maturity date, there will be a market-value adjustment, which may increase or decrease the value of amounts in that option.

VARIABLE INVESTMENT OPTIONS

  The following variable investment options are available through allocation to subaccounts of the Pruco Life Flexible Premium Variable Annuity Account. We reserve the right to limit the availability of the below options, if necessary, in order to comply with federal, state or local law.

_______________________________________________________________________________

VARIABLE INVESTMENT OPTIONS (SUBACCOUNTS) AVAILABLE

THE PRUDENTIAL SERIES FUND

  Money Market Portfolio
  Diversified Bond Portfolio
  Equity Portfolio
  Prudential Jennison Portfolio
  Global Portfolio
  Stock Index Portfolio
  High Yield Bond Portfolio
  Equity Income Portfolio

T. ROWE PRICE
  Equity Income Portfolio
  International Stock Portfolio

OpCAP ADVISORS
  OCC Accumulation Trust Managed Portfolio
  OCC Accumulation Trust Small Cap Portfolio

AIM
  V.I. Value Fund
  V.I. Growth and Income Fund

                      CONTRACT DATA CONTINUED ON NEXT PAGE

                                    Page 3B
(VFM-96)

                            CONTRACT DATA CONTINUED

JANUS
  Aspen Growth Portfolio
  Aspen International Growth Portfolio

MFS
  Emerging Growth Series
  Research Series

WARBURG PINCUS
  Post-Venture Capital Portfolio

  XXXXXXXXXXXXXX
  XXXXXXXXXXXXXX
________________________________________________________________________________

INITIAL ALLOCATION OF INVESTED PREMIUM AMOUNTS

          The Prudential Series Fund Global Portfolio                 40%
          The Prudential Series Fund Equity Portfolio                 30%
          Janus Aspen Growth Portfolio                                10%
          One-Year Fixed-Rate Option                                  10%
          Seven-Year MVA Option                                       10%

For any portion of the purchase payment allocated on the Contract Date to an interest-rate investment option, the interest rates are:

          One-Year Fixed-Rate Option                        6%
          Seven-Year MVA Option                             8%


                               END CONTRACT DATA



(VFM--96)                               Page 3C

                                                        CONTRACT NUMBER XXXXXXXX

================================================================================
ENDORSEMENTS

                      (Only we can endorse this contract)







(VFM--96)                             Page 4

================================================================================
                   DEFINITIONS

                   We, Our, and Us.--Pruco Life Insurance Company of New Jersey, a New Jersey corporation, or any affiliated company.

                   You and Your.--The owner of the contract.

                   Annuitant(s).--The person or persons named on the first page. If two persons are named, one of the two is named on page 3 as First Annuitant, the other as Co-Annuitant. In that case, the Beneficiary provision of the contract will be based on the death of the last survivor of the persons so named.

                   Payee.--A beneficiary who has a right to receive a settlement under this contract.

                   SEC.--The Securities and Exchange Commission.

                   Contract Date.--The date we receive the initial purchase payment. We show the Contract Date on page 3.

                   Contract Anniversary.--The same day and month as the Contract Date in each later year.

                   Contract Year.--A year which starts on the Contract Date or on a Contract Anniversary.

                   Business Day.--Any day the New York Stock Exchange is open for business.

                   Annuity Date.--The date our first annuity payment to you is due. We show the Annuity Date on page 3.

================================================================================
                   PURCHASE PAYMENTS

   WHEN PERMITTED  The initial purchase payment must be paid on the Contract
                   Date. Subsequent purchase payments may be made at any time before the Annuity Date. Minimum purchase payment amounts are shown on a Contract Data page; we reserve the right to establish a maximum amount.

INVESTED PURCHASE  Corresponding to each purchase payment, there is an "invested
         PAYMENTS purchase payment." This is the balance of the purchase payment after we make any applicable deduction for (1) state and local premium taxes; and (2) any other type of tax (or component thereof) measured by or based upon the amount of the purchase payment we receive.

      ALLOCATIONS  You may allocate all or a part of an invested purchase payment to one or more of the investment options described below. The allocation of the initial invested purchase payment is shown on a Contract Data page. You may change the allocation of future invested purchase payments at any time. The change will take effect on the date we receive your request. If, after the initial purchase payment, we receive a purchase payment without allocation instructions, we will allocate the corresponding invested purchase payment in the same proportion as the most recent purchase payment you made (unless that was a purchase payment you directed us to allocate on a one-time-only basis).

                   We reserve the right to establish minimum percentage and dollar amounts for invested purchase payment allocations.



(VFM--96)--NY                        Page 5

                        INTEREST-RATE INVESTMENT OPTIONS

OPTIONS AVAILABLE   As shown on a Contract Data page, two types of interest-rate investment options were available on the Contract Date fixed-interest-rate option (Fixed-Rate option) and market-value adjustment option (MVA option). We may add other options in the future. Each option may be divided into interest cells (described below).

   INTEREST RATES   The annual interest rates applicable to the interest-rate
                    investment options on the Contract Date are shown on a Contract Data page. We will credit interest each day on amounts allocated to any of these options at the daily equivalent of the rate shown for that option. Interest rates for future allocations or transfers to interest-rate investment options will be declared when those allocations or transfers are made. The declared rates will never be less than the Minimum Interest Crediting Rate shown on a Contract
                    Data page.

    INTEREST CELL   An interest cell is created whenever you allocate or
                    transfer an amount to an interest-rate investment option. We credit interest to the amount in each interest cell daily at a specific rate declared for that interest cell until the earliest of: the date it is withdrawn; the date it is transferred to another investment option; the maturity date
                    (the date the cell was established plus the number of years for which the rate is guaranteed); and the date as of which a death benefit is determined. (An interest cell's declared rate is guaranteed for the Fixed-Rate option, and for the MVA option, if the amount in that cell is held to maturity.)
                    Withdrawals and transfers from an MVA interest cell are subject to market-value adjustments, which may increase or decrease the cell's value. Withdrawals may also be subject to a withdrawal charge, which is described in Withdrawals below.

                    At the maturity date of an interest cell, you may elect to transfer the amount in the cell into any of the investment options available on that date. Once you have made an election and we have received it, it may not be reversed. If you do not make an election to transfer within 30 days following the maturity date, we will transfer the amount in the interest cell on the maturity date to an interest-rate investment option with the same duration to maturity as the maturing interest cell.

                    Amounts that are transferred into the same interest-rate investment option during the 30-day period will receive the appropriate rate for that option, effective as of the maturity date. Amounts that you withdraw, or transfer into any different investment option, during the 30-day period will receive interest from the maturity date to the date of withdrawal or transfer at the rate that would have applied to those amounts if you had taken no action within the 30-day period.

(VFM-96)-NY                     Page 6

_______________________________________________________________________________

                    VARIABLE INVESTMENT OPTIONS

VARIABLE SEPARATE   "Variable Separate Account" refers to the Pruco Life of New
          ACCOUNT   Jersey Flexible Premium Variable Annuity Account, its
                    successors, if any, and any other variable separate accounts we add in the future. We established this account to hold and invest the assets that support this contract and variable annuity contracts like this one. The Variable
                    Separate Account is divided into divisions called
                    "subaccounts," and the subaccounts available to you on the Contract Date are listed on a Contract Data page. We may establish additional subaccounts.

                    Any income and realized or unrealized gains and losses in a subaccount are credited to or charged against that subaccount. This is without regard to income, gains, or losses in other investment options.

 SEPARATE ACCOUNT   We may invest the assets of different subaccounts in
      INVESTMENTS   different ways than are shown on a Contract Data page. We
                    will do so only with the consent of the SEC and, if required, of the insurance regulator where this contract is delivered.

                    We will always keep assets in the Variable Separate Account with a total value at least equal to the amount credited to all the subaccounts under contracts like this one. That portion of the assets of the Variable Separate Account equal to the reserves and other contract liabilities with respect to the Variable Separate Account shall not be chargeable with liabilities or obligations arising out of any other business we conduct. To the extent that those assets exceed that amount, we may use them in any way we choose.

         VARIABLE   We show the options available on the Contract Date on a
       INVESTMENT   Contract Data page. We may offer additional options.
          OPTIONS
_______________________________________________________________________________

                    CONTRACT FUND

                    The term "contract fund" refers to the total of all amounts credited to your contract as of any date as a result of your initial purchase payment and the increases and decreases described below. Note that this is not the same as the "cash value" of the contract, which is described under Withdrawals below.

                    On the contract date, the contract fund is equal to the initial invested purchase payment. After that, the fund as of any day is determined by starting with the fund at the end of the previous day and adjusting it for items that increase it or decrease it.

                    Items that increase the contract fund are: invested purchase payments; positive investment results in a variable investment option; interest credited to an interest-rate investment option; and any positive market-value adjustment associated with a transfer or withdrawal.

                    Items that decrease the contract fund are: withdrawals and the charges associated with them; negative investment results in a variable investment option; mortality and expense risk charges; administration charges; any applicable federal, state, or local taxes charged to the contract; and any negative market-value adjustment associated with a transfer or withdrawal.

                    Investment results are credited daily. Mortality and expense risk charges are deducted daily. There are two administration charges: one is deducted daily, and one is deducted on the Contract Anniversary and at the time of a surrender. Other charges may be assessed only if the appropriate event occurs. The maximum charges we may deduct are shown on a Contract Data page.

                    The value of a variable investment option equals the unit value for that option as of a particular date times the number of units allocated to that option. Amounts transferred and invested purchase payments allocated to a variable investment option increase the number of units by an amount equal to the dollar amount of the transfer or payment divided by the unit value as of the effective date of the transfer or payment. Amounts withdrawn or transferred from a variable investment option, and the charges associated with them, decrease the number of units by an amount equal to the dollar amount of the withdrawal or transfer plus the amount of any charge associated with the transaction divided by the unit value as of the effective date of the withdrawal or transfer.

(VFM-96)-NY

                     The annual administration charge, and any applicable federal, state or local taxes also decrease the number of units by an amount equal to the dollar amount of the charge or tax divided by the unit value as of the date the charge or tax is assessed. Withdrawal charges are taken from the investment option from which the withdrawal is taken. Transfer charges are taken pro-rata from the investment options from which the transfers are being made. The annual administration charge is taken pro-rata from all of the investment options in which you are invested at the time of the charge. Investment results do not change the number of units; they are reflected in the increase or decrease in the unit value.

--------------------------------------------------------------------------------
                     MARKET-VALUE ADJUSTMENT

       MARKET-VALUE The market-value adjustment (MVA) is made when a withdrawal ADJUSTMENT (MVA) or transfer is requested from an MVA option. It is used to calculate the amount available for withdrawal or transfer, and the amount remaining after the withdrawal or transfer. It applies only to the interest cell from which the withdrawal or transfer is made (no market-value adjustment will apply to an interest cell in the event of a withdrawal or transfer within the 30-day period following the cell's maturity).

                     We determine the amount available for withdrawal from a cell in two steps. We first determine a "market-value factor." This is based on the time remaining to maturity of the interest cell and the difference between the declared interest rate for that cell and a current rate that we establish. We then multiply that interest cell's portion of the contract fund by the sum of 1 plus the market-value factor. The formula for the market-value factor is shown below.

                     To calculate the interest cell's portion of the contract fund after the withdrawal or transfer, we first subtract the amount withdrawn or transferred (including any charges) from the interest cell's adjusted portion of the contract fund. The remaining amount divided by the sum of 1 plus the market-value factor, is the interest cell's portion of the contract fund after the withdrawal or transfer.

                     The market-value adjustment associated with any amount being adjusted is defined as: MVA = amount being adjusted x market-value factor.

                     A detailed description of the market-value adjustment formula has been filed with the Superintendent of the State of New York Insurance Department.

MARKET-VALUE FACTOR  The market-value factor is determined as: (M/12)x(R-C), where:

                     (M) is the number of whole months (not less than one) to
                         the interest cell's maturity date:

                     (R) is the interest cell's declared interest rate
                         expressed as a decimal; for example, 5 percent = .05;
                         and

                     (C) is the current rate referred to above in effect on the date of withdrawal or transfer. It is equal to the interpolated value of (1) the current crediting rate for a period to maturity one year longer than the number of whole years remaining until the interest cell's maturity date, and (2) the current crediting rate for a period to maturity equal to the number of whole years remaining until the interest cell's maturity date. This rate is also expressed as a decimal. Interest rates for the MVA option will be reviewed and reset no less frequently than monthly. We reserve the right to change interest rates more often at our discretion. For any duration not then being offered, the rate is equal to the current Treasury spot rate for that duration plus the difference between the current crediting rate for the next higher duration then being offered and the current Treasury spot rate for that higher duration. This formula has been filed with the Superintendent of the State of New York Insurance Department.

                     In the event we no longer offer a MVA option, the interest rates referred to in the formula for the market-value factor (R and C) will be determined using United States treasury rates. A detailed description of the process used to determine these rates is on file with the Superintendent of the State of New York Insurance Department.

                     The market-value factor will never again be greater than
                     0.4 or less than minus 0.4.

(VFM--96)--NY                        Page 8

   EFFECT OF If the current interest rate is higher than the interest cell's MARKET-VALUE declared interest rate, the market-value factor will be negative,
  ADJUSTMENT  and we will reduce the contract fund by more than the sum of the withdrawal and the withdrawal charge. If the current rate is lower, the market-value factor will be positive, and we will reduce the contract fund by less than the sum of the withdrawal and the withdrawal charge.

--------------------------------------------------------------------------------

              TRANSFERS

              You may transfer amounts into or out of investment options, subject to the following restrictions:

              1. We impose a transaction charge, shown on a Contract Data page, if you make more than 12 transfers in a Contract Year. The charge is taken pro-rata from the investment options from which the transfer is made.

              2. You may not make a transfer from an interest cell in the
                 Fixed-Rate option, except during the 30-day period following the cell's maturity date, or under a plan for periodic transfers that we make available to all owners of contracts like this one.

              3. You may not make a transfer from an investment option to the same investment option.

              The transfer will take effect as of the end of the valuation period on the date we receive valid notification from you, if that is a Business Day. Otherwise, it will take effect on the next Business Day. A valuation period is the period of time from one determination of the value of the amount invested in a subaccount to the next such determination. Such determinations are made once each Business Day, generally at 4:15 p.m., New York City time.

              Any amount transferred from MVA cell is subject to a market-value adjustment, unless the transfer is made in the 30-day period following the maturity date of the interest cell. If you do not direct us otherwise, when we transfer money from a Fixed-Rate option or MVA option, we will take the money first from the oldest eligible interest cell in the option.

(VFM--96)--NY
                                     Page 9

                   WITHDRAWALS

  AMOUNT AVAILABLE You may make a withdrawal at any time prior to the Annuity
    FOR WITHDRAWAL Date while at least one Annuitant is living (the minimum withdrawal amount is shown on a Contract Data page). The total amount available for withdrawal at any time is the "cash value" of the contract. The cash value is equal to the contract fund, plus or minus the market-value adjustment of all amounts in MVA options, minus the withdrawal charge and the administrative charge that may apply for a surrender of the contract.

WITHDRAWAL CHARGES A withdrawal charge may apply if you make a withdrawal during the first seven Contract Years. The amount of the charge is a percentage, shown on a Contract Data page, of any amount to be withdrawn in excess of the applicable charge-free amount described below. If you ask for a withdrawal of a specific dollar amount, we will deduct enough from the contract fund to provide the withdrawal charge and provide you the amount you asked for. If you request a percentage withdrawal, unless you direct otherwise, we will apply that withdrawal pro-rata across all investment options. The requested percentage will be applied to each investment option in determining the gross amount withdrawn. In this instance, any applicable withdrawal charge, in addition to the withdrawal, will be applied pro-rata across all investment options. The withdrawal charge will never be greater than that permitted by any applicable law or regulation.

     ALLOCATION OF You may direct that a withdrawal be made from either an
       WITHDRAWALS interest-rate investment option, a variable investment option, or both. If you direct that some or all of a withdrawal be made from an interest-rate investment option, you may direct that the withdrawal be made from a specific interest cell or cells.

                   If you do not specify the investment option or options from which the withdrawal is to be made, here is how we will allocate the withdrawal. We will take the withdrawal (and the withdrawal charge) on a pro-rata basis from all investment options. Within the interest-rate investment options, we will take the withdrawal first from the oldest eligible interest cell or cells in those options.

       CHARGE-FREE Certain amounts (the charge-free amounts) may be withdrawn
           AMOUNTS without incurring a withdrawal charge. The charge-free amount available in any current Contract Year is equal to:

                     (a) 10% of any portion of total purchase payments made in the current and all prior Contract Years in excess of total purchase payments withdrawn in prior Contract Years; plus

                     (b) any charge-free amount available in the prior Contract Year that has not been withdrawn; plus

                     (c) any portion of the withdrawal amount in excess of the sum of all purchase payments made reduced by the amount of all prior withdrawals.

                   For purposes of determining withdrawal charges and charge-free amounts, withdrawals are always assumed to come first from purchase payments.



(VFM--96)--NY                      Page 10

================================================================================
               BENEFICIARY

               You may designate or change a beneficiary to receive any amount due if the sole or last surviving Annuitant dies before the Annuity Date. You may initiate a change to the beneficiary designation by completing a change form, which you can obtain from us or from your representative. We may also ask you to send us the contract. The change will take effect only when we process the request. Then any previous beneficiary's interest will end as of the date of the request, even if no Annuitant is living when we process the request. Any beneficiary's interest is subject to the rights of any assignee we know of.

               When a beneficiary is designated, any relationship shown is to the Annuitant (First Annuitant if two Annuitants are named on page 3) unless otherwise specified.

               To show priority among beneficiaries, we will use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and so on. If two Annuitants are named on page 3, the term "Annuitant" refers to the last surviving Annuitant. The following statements apply to beneficiaries unless a Contract Data page, contract endorsement or change request that we have processed specifies otherwise:

                1. One who survives the Annuitant will have the right to be paid only if no one in a prior class survives the Annuitant.

                2. One who has the right to be paid will be the only one paid if no one else in the same class survives the Annuitant.

                3. Two or more in the same class who have the right to be paid will be paid in equal shares.

                4. If none survives the Annuitant, we will pay in one sum to the
                   Annuitant's estate.

               Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.





(VFM--96)                           Page 11

                    DEATH OF ANNUITANT BEFORE ANNUITY DATE

                    If a sole or last surviving Annuitant dies before the Annuity Date, then, when we receive due proof of death and any other documentation we need, the beneficiary is entitled to receive a death benefit equal to the greatest of:

                    (a) the contract fund (without any market-value adjustment)
                        as of the date we receive due proof of death and any other documentation we need;

                    (b) the total invested purchase payments made less the total withdrawals made (including withdrawal charges); and

                    (c) The minimum guaranteed death benefit less certain
                        withdrawals described below. On the third Contract Anniversary, we set the minimum guaranteed death benefit equal to the contract fund. On each subsequent triennial Contract Anniversary, the minimum guaranteed death benefit is reset to the greater of: (1) the previous minimum guaranteed death benefit less total withdrawals made in the prior three Contract Years; and (2) the contract fund as of that Contract Anniversary. For death occurring between triennial Contract Anniversaries, we subtract from the minimum guaranteed death benefit any withdrawals made since the latest triennial Contract Anniversary.

_______________________________________________________________________________

                    DEATH OF ANNUITANT ON OR AFTER ANNUITY DATE

                    If an Annuitant dies on or after the Annuity Date, the payout provision then in effect will govern whether and to whom we will make any payment.


                                    Page 12
(VFM--96)--NY

               PAYOUT PROVISIONS

  CHOOSING AN  You may use the contract fund as of the Annuity Date, plus or
       OPTION minus any market-value adjustment, to provide an income to the Annuitant(s) by choosing one or more of the options we describe below at any time before the Annuity Date. But, for any annuity options, we will first deduct any charge for taxes attributable to premiums, and any applicable withdrawal charges, described below. We offer the same annuity options to the Payee that we offer to an Annuitant. And we determine monthly payments for the Payee in the same way we do for an Annuitant. The monthly payment will never be less than what the contract fund, after any applicable charges for taxes or withdrawals, would purchase under any comparable immediate annuity we are then offering for sale to your class of annuitants, the withdrawal charge applied prior to calculating this monthly benefit will never be greater than 5% of the contract fund.

               Your right to choose an option is subject to all these conditions: (1) You must ask for the option in writing and in a form which meets our needs. (2) You must send the contract to us to be endorsed. (3) If we require it, you must give us due proof of the date of birth of the person on whose life an annuity payment is based. (4) We must have your request, the contract and any required due proof(s) of the date(s) of birth before the Annuity Date.

               The option you choose will take effect on the Annuity Date if:
               (1) the person on whose life the annuity is to be based is living on that date; (2) the first payment under the option will be at least $20; and (3) you do not void the choice by making a later choice before the Annuity Date. If the first payment under the option is not at least $20, no withdrawal charges will be applied in determining the lump sum payment.

               If two Annuitants are named in the contract and both are living, payment will be based on the life of the First Annuitant, as named on page 3.

      OPTIONS When we use the word Annuitant in the following paragraphs we DESCRIBED mean the Annuitant for whom the annuity described was chosen and who is to receive payment under the annuity.

               For an Annuitant, the first payment under these options will be made on the Annuity Date.

               For a Payee, unless a later date is requested, the first payment will be made on the first day of the earliest calendar month on or after the day we have received the request for the payout and due proof of the Annuitant's death and such claim forms and other evidence as may be satisfactory to us.

               Here are the options we offer. We may also consent to other arrangements.

     OPTION 1 We will make equal payments for up to 25 years. The Option 1 (INSTALLMENTS Table shows the minimum amounts we will pay.
  FOR A FIXED
      PERIOD)

     OPTION 2 We will make monthly payments for as long as the person on whose (LIFE INCOME) life the payout is based lives, with payments certain for 120 months. The Option 2 Table shows the minimum amounts we will pay.

     OPTION 3 We will hold an amount at interest at the rate indicated below. (INTEREST At your choice, we will pay the interest annually, semi-annually,
     PAYMENT)  quarterly, or monthly.

 OTHER PAYOUT We may offer other payout options. Contact one of our OPTIONS representatives or one of our offices for information.

      WHEN NO If no choice takes effect on the Annuity Date, payout under OPTION CHOSEN Option 3 (Interest Payment Option) will become effective.

INTEREST RATE  Payments under any of the options will be calculated assuming an effective interest rate of at least 3% a year. We may include more interest.

   WITHDRAWAL  If you choose Option 1 for a period less than 5 years or Option
      CHARGES 3, we will apply a withdrawal charge in the same way as we would if you had made a withdrawal (see Withdrawals). If you choose Option 1 for a period of 5 years or more or Option 2, we will not apply a withdrawal charge in determining the minimum amounts we will pay. If you choose any other method of payment not described in this contract, we will tell you if it is subject to a withdrawal charge. No withdrawal charges will be applied on or after the Maximum Annuity Date.

(VFM - 96) -  NY                       Page 13

                 ANNUITY SETTLEMENT TABLES

AMOUNTS PAYABLE  For Options 1 and 2, we will use the table below to compute the minimum amount of the annuity payment.

                 If the Annuity Date is not a Contract Anniversary, we will adjust the amounts accordingly.

                 When we computed the amounts we show in the Option 2 Table, we adjusted the 1983 Table(a) to an age last birthday basis, less three years; we used an interest rate of 3 1/2% per year. If the age is over 80 the rate for age 80 will be used.

    OPTION 1 TABLE
  MINIMUM AMOUNT OF
 MONTHLY PAYMENT FOR
EACH $1,000, THE FIRST                        OPTION 2 TABLE
 PAYABLE IMMEDIATELY                  Amount of Annuity Payment for
----------------------           each $1,000 applied on the Annuity Date
 Number       Monthly     -----------------------------------------------------
of Years      Payment      Age     Male     Female    Age     Male     Female
-------------------------------------------------------------------------------
   1          $84.65       41      $3.88     $3.67     61      $5.25    $4.79
   2           43.05       42       3.92      3.70     62       5.36     4.89
   3           29.19       43       3.97      3.74     63       5.48     4.98
   4           22.27       44       4.01      3.78     64       5.60     5.09
   5           18.12       45       4.06      3.82     65       5.73     5.20
                           46       4.12      3.86     66       5.87     5.31
   6           15.35       47       4.17      3.90     67       6.01     5.43
   7           13.38       48       4.23      3.94     68       6.15     5.56
   8           11.90       49       4.28      3.99     69       6.30     5.70
   9           10.75       50       4.35      4.04     70       6.46     5.84
   10           9.83       51       4.41      4.09     71       6.62     5.99
                           52       4.48      4.15     72       6.79     6.15
   11           9.09       53       4.55      4.21     73       6.96     6.31
   12           8.46       54       4.62      4.27     74       7.13     6.49
   13           7.94       55       4.70      4.33     75       7.30     6.67
   14           7.49       56       4.78      4.40     76       7.48     6.85
   15           7.10       57       4.86      4.47     77       7.66     7.04
                           58       4.95      4.54     78       7.83     7.24
   16           6.76       59       5.05      4.62     79       8.00     7.44
   17           6.47       60       5.15      4.71     80       8.17     7.64
   18           6.20     ------------------------------------------------------
   19           5.97
   20           5.75

   21           5.56
   22           5.39
   23           5.24
   24           5.09
   25           4.96
----------------------
Multiple the monthly amount
  by 2.989 for quarterly,
 5.952 for semi-annual or
    11.804 for annual
----------------------

                                    Page 14
(VFM-96)

                   GENERAL PROVISIONS

 QUARTERLY REPORT  We will send you a report four times each calendar year until the Annuity Date. It will show the contract fund, the cash value, the death benefit as of the report date, the guaranteed minimum death benefit as of the report date, interest and any other credits applied during the period covered by the report, and charges and withdrawals during the period covered by the report. The report will include any other data that may be required where this contract is delivered. You may ask for a report like this at any time. But, except for the four reports we send you during the year, we have the right to charge a fee for each report. If you have chosen the MVA option, we shall also notify you 15 to 45 days before the maturity of your interest cell of your rights to withdraw funds without adjustment.

     THE CONTRACT  This document forms the whole contract.

         CONTRACT Only one of our officers with the rank or title of vice MODIFICATIONS president or above may agree to modify this contract, and then only in writing.

CHANGE OF ANNUITY  You may change your Annuity Date if we consent. Any such
             DATE change will be subject to conditions that we then determine. The maximum annuity age is age 90.

    OWNERSHIP AND  Unless we endorse this contract to say otherwise: (1) the
          CONTROL Annuitant (the First Annuitant, if two are named) is the owner of the contract; (2) while any Annuitant is living the owner alone is entitled to any contract benefit and value, and the exercise of any right or privilege granted by the contract or by us; (3) if two Annuitants are named and the First Annuitant dies while the Co-Annuitant is living, the Co-Annuitant will become the owner; and (4) if there is no Co-Annuitant and no contingent owner has been named, on the death of the owner, the beneficiary becomes the owner for purposes of Section 72(s) of the Internal Revenue Code of 1986, as amended, or any successor provision.

         CURRENCY Any money we pay, or which is paid to us, must be in United States currency.

  MISSTATEMENT OF  If any Annuitant's stated sex or date of birth or both are
              AGE not correct, we will change each benefit and the amount of each annuity payment to that which the total purchase payment amounts would have bought for the correct sex and date of birth. Also, we will adjust the amount of any payments we have already made. Here is how we will do it: (1) We will deduct any overpayments, with interest at 5% a year, from any payment(s) due then or later. (2) We will add any underpayments, with interest at 5% a year, to the next payment we make after we receive proof of the correct sex and date of birth.

 INCONTESTABILITY  We will not contest this contract. We consider all statements made in the application for this contract to be representations, not warranties.

 PROOF OF LIFE OR  Before we make a payment, we have the right to require proof
            DEATH of continued life or proof of death, and any other documentation we need to make the payment, for any person whose life or death determines whether or to whom we must make the payment.


(VFM--96)--NY                             Page 15

       ASSIGNMENT   We are under no obligation to comply with or honor an
                    assignment unless we receive it, or a copy of it. We are not obligated to see that an assignment is valid or sufficient.
                    If any Annuitant is living on the Annuity Date and an assignment is in effect on that date, we have the right to pay the cash value in one sum to the assignee.

                    This contract may not be assigned to a tax-qualified retirement plan or program without our approval.

DEFERRING PAYMENT   We will usually pay any death benefit or withdrawal
                    promptly. If the death benefit or withdrawal is to be paid from a variable investment option, we have the right to defer that payment for any period during which the New York
                    Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange
                    Commission has determined that a state of emergency exists which may make payment of the death benefit or withdrawal impractical. We reserve the right to defer payment of amounts from the interest-rate investment options for up to 6 months.

                    If we do not pay any withdrawal within 10 working days of receipt of the request for withdrawal, we will pay interest on the amount you are withdrawing. Interest will be calculated daily at the rate of interest we currently pay on amounts under the interest settlement option. The amount of interest will be calculated from the date we receive the request for withdrawal. No interest will be paid if the amount of interest calculated is less than $25.

          CHANGES   We reserve the right, upon 90 days notice to you to:

                    1. restrict or refuse to accept any purchase payment;

                    2. establish minimum percentage and dollar amounts for
                       invested purchase payment allocations;

                    3. change any or all terms an provisions of the Annuity
                       Settlement Tables, but only with respect to any portion of an annuity settlement deriving from purchase payments made on or after the effective date of the change and from earnings on those purchase payments; and

                    4. make any changes required by law.

PARTICIPATION          This contract is eligible to participate in our
(DIVIDENDS)            divisible surplus. We do not expect that any dividends
                       will be payable on or before the Annuity Date. While any payout provision of arrangement is in effect, the contract will share in our surplus to the extent and in the way we decide.


(VFM--96)--NY                             Page 16

(VFM--96)--NY                       Page 17

VARIABLE ANNUITY CONTRACT WITH FLEXIBLE PURCHASE PAYMENTS. ANNUITY PAYMENTS STARTING ON ANNUITY DATE. BENEFIT PAYABLE AS STATED UPON DEATH BEFORE ANNUITY DATE. CONTRACT VALUES REFLECT INVESTMENT RESULTS. MARKET-VALUE-ADJUSTMENT OPTION SUBJECT TO MARKET-VALUE ADJUSTMENTS. ELIGIBLE FOR ANNUAL DIVIDENDS AS STATED UNDER PARTICIPATION.



(VFM--96)                           Page 18